Exhibit 3.14

Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT

OF

CSES, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT of CSES, LLC (this “Agreement”), dated as of May 20, 2010 is adopted, executed and agreed by the sole Member (as defined below).

1. Formation. The Company was formed on May 20, 2010 by the filing of a Certificate of Formation for such limited liability company in the office of the Secretary of State of Delaware pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The term of the Company shall continue until the Company is dissolved in accordance with this Agreement or the Act.

3. Purposes. The purpose of the Company shall be to engage in a joint venture to own real property and to engage in activities related thereto, and to conduct any and all related activities that a limited liability company may carry on under the Act.

4. Member. Choice Hotels International Services Corp., a Delaware corporation, shall be the sole member of the Company (the “Member”).

5. Distributions. The Member shall be entitled to 100% of all distributions (including, without limitation, liquidating distributions) made by the Company and to enjoy all other rights, benefits and interests in the Company. All profits and losses of the Company shall be allocated 100% to the Member.

6. Management. The management of the Company is fully reserved to the Member. The powers of the Company exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member through its authorized officers, who shall make all decisions and take all actions for the Company, unless and until such time as the Member shall designate one or more “managers,” as that term is used in the Act.

7. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect or as provided in the Act.

8. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules)

IN WITNESS WHEREOF, the Member acknowledges that this Agreement is its act, and further acknowledges under penalty of perjury, to the best of its knowledge, information, and belief, that the matters and facts set forth herein are true in all material respects, and that it has executed this Agreement as of the day and year first above written.

CHOICE HOTELS INTERNATIONAL SERVICES CORP.

By: /s/ Ron Parisotto

Ron Parisotto, Senior Vice President, General Counsel & Secretary